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                                                                    EXHIBIT 99.1

             WSMP AND SAGEBRUSH ANNOUNCE DEFINITIVE MERGER AGREEMENT


         CLAREMONT, N.C., Nov. 17/PRNewsWire/ -- WSMP, Inc. (Nasdaq: WSMP), and Sagebrush, Inc. (Nasdaq: SAGE), announced Monday that they have entered into a definitive merger agreement providing for the acquisition by WSMP of all of the outstanding common stock of Sagebrush in exchange for newly issued WSMP common stock.

         It was announced September 26 that the companies had signed a letter of intent to pursue WSMP's acquisition of Sagebrush.

         Under the merger agreement, the exchange ratio will be 0.3214 shares of WSMP common stock for each share of Sagebrush common stock, subject to adjustment in the event that the average closing price per share of the WSMP common stock for a designated 10-day period prior to the merger is less than $21.78 or greater than $23.34. The adjustment factor is designed to assure that the market value of the WSMP common stock exchanged for each share of Sagebrush common stock is not less than $7 nor more than $7.50 per share of Sagebrush common stock. This market value is to be determined based on average closing price of WSMP common stock during the designated 10-day period prior to the merger.

         The merger is subject to customary closing conditions, including approval by the shareholders of both WSMP and Sagebrush. WSMP and Sagebrush will prepare a joint proxy statement/prospectus in connection with the meetings of their shareholders, and the WSMP common stock to be issued in the merger will be offered only by means of such proxy statement/prospectus. The two companies expect that the shareholder meetings will be held in January, 1998, and that the merger, if approved, will be consummated promptly thereafter.

         The definitive merger agreement was jointly announced today by Charles
F. Connor, Jr., chairman of the board of Sagebrush; L. Dent Miller, president and chief executive officer of Sagebrush; James C. Richardson, Jr., vice chairman and chief executive officer of WSMP; and David R. Clark, president and chief operating officer of WSMP.

         Sagebrush owns and operates 32 Texas-style steakhouse restaurants in North Carolina, South Carolina, Virginia and Tennessee.

         WSMP is comprised of a restaurant division and a variety of food processing operations. Its restaurant operations include 31 company-owned and 47 franchised restaurants, with a majority of these being Western Steer (R) Steaks, Buffet and Bakery restaurants, Prime Sirloin (R) Buffet, Bakery and Steaks restaurants, and Bennett's (TM) Smokehouse and Saloon restaurants.





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         In its food processing operations, WSMP has the capacity to produce more than four million microwaveable sandwiches per week in its Claremont facility. It also produces packaged, refrigerated meats, vegetables, desserts and other items targeted for the Home Meal Replacement market. And WSMP is one of the largest country ham producers in the nation.

SOURCE WSMP, Inc.
-0-                               11/17/97
    /CONTACT: David R. Clark, President and Chief Operating
Officer, WSMP, Inc., 704-459-7626, or L. Dent Miller, President and Chief Executive Officer, Sagebrush, Inc., 704-459-0821/
     /Company News On-Call: http://www. prnewswire.com or 800-758-
5804 et. 964375/
    (WSMP SAGE)